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                                                               Exhibit 1



	for further information:
	John Conti
	412-690-1133


Consolidated Natural Gas Comments
On First Quarter Earnings Outlook


	PITTSBURGH, March 25, 1998 -- Consolidated Natural Gas Company said today that its earnings in the quarter ending March 31 won't meet estimates by securities analysts that currently average $1.56 a share.
	The company said that warm winter weather, higher than expected losses in the company's non-utility energy marketing services business due to adverse price movements in gas and electricity, and lower gas and oil wellhead prices have all combined to hold earnings down in the current quarter. In the first quarter of 1997, CNG earned $171.5 million, or $1.74 a share, on a diluted basis. Final results for the 1998 first period will be available on April 30. Consolidated Natural Gas Company is one of the nation's largest producers, transporters and distributors of natural gas, and offers energy marketing services throughout North America. The company's natural gas transmission and distribution operations serve customers in Ohio, Pennsylvania, Virginia, West Virginia, New York and other states in the Northeast and Mid-Atlantic regions. CNG explores for and produces natural gas and oil in the United States and Canada. The company also selectively participates in energy businesses abroad.
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This press release contains forward-looking statements. The company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for fiscal 1998, and

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thereafter, include many factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service territory, fluctuations in energy-related commodity prices, conversion activity, other marketing efforts and other uncertainties.

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CNG's recent news releases are available 24 hours a day on the Internet, by fax machine, or by voice recording.  On the Internet, use CNG's web site:
http://www.cng.com   For faxing, call 1-800-758-5804 on a touch-tone phone and
enter CNG's extension number, which is 203456. From a menu, you will then be able to select releases that will be faxed to you immediately without charge. For voice recordings, call 1-888-CNG-NEWS. This line is toll-free.

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